Exhibit 10.2
CALIX, INC.

Non-Employee Director Equity Compensation Policy, as last amended March 21, 2025

1.    General. This Non-Employee Director Equity Compensation Policy (the “Policy”) is adopted by the Board of Directors (the “Board”) in accordance with Section 4.6 of the Calix, Inc. Amended and Restated 2019 Equity Incentive Award Plan (as amended from time to time, the “Plan”). Capitalized but undefined terms used herein shall have the meanings provided for in the Plan.
2.    Board Authority. Pursuant to Section 4.6 of the Plan, the Board is responsible for adopting a written policy for the grant of Awards under the Plan to Non-Employee Directors, which policy is to specify, with respect to any such Awards, the type of Award(s) to be granted Non-Employee Directors, the number of shares of Common Stock to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Board determines in its discretion.
3.    Initial Restricted Stock Award to Non-Employee Directors. Each person who is initially elected to the Board as a Non-Employee Director shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such initial election a Restricted Stock award of that number of shares of Common Stock equal to the product obtained by multiplying (a) the result of dividing (i) $200,000 by (ii) the per share closing price of the Company’s common stock on the date such person commences service as a Non-Employee Director, rounded down to the nearest whole share (subject to adjustment as provided in Section 12.2 of the Plan), by (b) a fraction, the numerator of which is the number of whole days that will have passed from the date of election through the scheduled date of the Company’s next annual stockholder meeting and the denominator of which is 365, rounded down to the nearest whole share (an “Initial Director Restricted Stock Award”). Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain members of the Board shall not receive an Initial Director Restricted Stock Award grant under this Section 3.
4.    Subsequent Restricted Stock Awards to Non-Employee Directors. Each person who is a Non-Employee Director immediately following an annual meeting of stockholders (provided that, on such date, he or she shall have served on the Board for at least six months prior to the date of such annual meeting) shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting a Restricted Stock award of that number of shares of Common Stock equal to the result of dividing (i) $200,000 by (ii) the per share closing price of the Company’s common stock on that date of such annual meeting of stockholders, rounded down to the nearest whole share (subject to adjustment as provided in Section 12.2 of the Plan) (“Annual Director Restricted Stock Award”). Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board, to the extent that they are otherwise eligible, shall receive, after termination of employment with the Company, Annual Director Restricted Stock Award grants under this Section 4.
5.    Terms of Restricted Stock Awards Granted to Non-Employee Directors
. The Initial Director Restricted Stock Award and the Annual Director Restricted Stock Award are nontransferable and subject to substantial risk of forfeiture until the restrictions set forth below and in their respective Restricted Stock Award Agreements lapse and any other conditions as determined by the Administrator are satisfied. During the period of restriction, the Non-Employee Directors holding shares of Restricted Stock shall have full voting and dividend rights with respect to such shares, provided, that dividends that otherwise would have been paid prior to vesting shall be held by the Company and paid to the holders once the vesting conditions are met.
The Initial Director Restricted Stock Award will vest with respect to 100% of the Restricted Stock award on the earlier of (i) the one-year anniversary of the date of grant or (ii) the day immediately preceding the date of the annual meeting of stockholders that occurs in the year following the year of grant.
The Annual Director Restricted Stock Award will vest with respect to 100% of the Restricted Stock award on the day immediately preceding the date of the annual meeting of stockholders that occurs in the year following the year of grant.
The shares of Common Stock subject to the Restricted Stock awards granted to Non-Employee Directors shall be issued to such Non-Employee Directors on the 30th day following the date the Restricted Stock awards vest.
The Restricted Stock Award Agreement evidencing the grants of the Restricted Stock awards shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.
6.    Effect of Acquisition. Upon a Change in Control of the Company, all Awards and all other stock options, restricted stock units and other equity awards with respect to the Common Stock that are held by a Non-Employee Director shall become fully vested and/or exercisable.
7.    Effect of Other Plan Provisions. The other provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy, except to the extent such other provisions are inconsistent with this Policy.
8.    Incorporation of the Plan. All applicable terms of the Plan apply to this Policy as if fully set forth herein, and all grants of Awards hereby are subject in all respect to the terms of such Plan.
9.    Written Grant Agreement. The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.
10.    Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. No Non-Employee Director shall have any rights hereunder unless and until an Award is actually granted. Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.
11.    Effectiveness. This Policy, as amended and restated herein, shall become effective as of April 1, 2025.
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